170626000764

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

LEMONT INC

(Pursuant to Section 805 of the Business Corporation Law)

Lemont Inc, a New York corporation (the “Corporation”), hereby certifies as follows:

1.	The current name of the Corporation is “LEMONT INC”

2.	The certificate of incorporation of LEMONT INC was filed by the Department of State of the State of New York on August 15, 2014.

3.	The Corporation is currently authorized to issue 380,000 000 shares of common stock with a par value of $0.0001, of which 380,000,000 shares of common stock are issued. The purpose of this Certificate of Amendment of the Certificate of Incorporation is to amend the total number of issued shares from 380,000,000 to 1,324,042,at a rate of 287 to 1. As a result of this Certificate of Amendment, 380,000,000 issued shares of common stock of the Corporation, par value $0.0001, shall be changed into 1,324,042 such shares, par value $0.0001. As a result of this Certificate of Amendment, there will be added 378,675,958 authorized but unissued shares of common stock of the Corporation, par value $0.0001.

4.	Paragraph FOURTH of the Certificate of Incorporation shall be amended to read in its entirety as follows:

FOURTH: The Corporation is currently authorized to issue 380,000,000 shares of common stock, with a par value of $0.0001.

5.	This Amendment was duly adopted in accordance with Section 615 of the Business Corporation Law of the State of New York by the unanimous written consent of the Board of Directors of the Corporation and by written consent of the holders of a majority of an outstanding shares of Common Stock entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be signed as of the 26th day of June, 2017, by its Secretary, Xie Wanjun, who hereby affirms and acknowledges, under penalty of perjury, that this Certificate is the act and deed of the Corporation and that the facts stated herein are true.

LEMONT INC

By /s/ Xie Wanjun

Xie Wanjun

Secretary